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                                                                     EXHIBIT 5.1

                                          December [  ], 2000

PRIMEDIA Inc.
745 Fifth Avenue
New York, NY 10151

Ladies and Gentlemen:

    We have acted as counsel to PRIMEDIA Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 of the Company (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed issuance by the Company of up to 52,600,000 shares of Common Stock, par value $.01 per share ("Common Stock"). Pursuant to the Agreement and Plan of Merger dated as of October 29, 2000 (the "Merger Agreement") by and between the Company, Abracadabra Acquisition Corporation and About.com, Inc. ("About.com"), Abracadabra Acquisition Corporation, a direct wholly owned subsidiary of the Company will merge with and into About.com (the "Merger") and the Common Stock will be issued in the Merger.

    We have examined (i) the Merger Agreement and (ii) the Registration Statement. We have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon the certificates of public officials and of officers and representatives of the Company.

    In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

    Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that (1) the Board of Directors of the Company has authorized the issuance of the Common Stock in accordance with the Merger Agreement, subject to the consent of the Company's stockholders, (2) the stockholders of the Company have consented to the issuance of the Common Stock in accordance with the Merger Agreement and (3) when the Common Stock shall have been issued in accordance with the Merger Agreement upon consummation of the Merger, the Common Stock will be validly issued, fully paid and nonassessable.

    We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

    We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Joint Proxy Statement-Consent Solicitation-Prospectus included in the Registration Statement.

                                          Very truly yours,

                                          SIMPSON THACHER & BARTLETT